Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Forms S‑3 Nos. 333-55882, 333-92957, 333-48161 and 333-108786, of Parkway Properties, Inc. and the related prospectuses, and in the Registration Statements on Forms S-8 (Nos. 333‑115286, 333-100565, 333-88861 and 333-00311) of Parkway Properties, Inc. of our report dated October 7, 2004 on the Squaw Peak statement of rental revenue and direct operating expenses included in Parkway Properties, Inc.'s Current Report (Form 8-K) dated November 29, 2004.

                                                                                    /s/ Ernst & Young, LLP

New Orleans, Louisiana

November 29, 2004